EXHIBIT 3.2
BYLAWS OF F.N.B. CORPORATION
A Florida Corporation
Adopted on March 23, 2001
Amended and Restated as of March 15, 2006
ARTICLE I
Shareholders
     Section 1. Annual Meeting. The regular annual meeting of the shareholders for the election of directors and the transaction of whatever other business may properly come before the meeting shall be held at the principal office of the Corporation, at 2 o’clock, p.m. on the third Wednesday of May of each year, or at such other time and place as the Board of Directors (the “Board”) may designate. Notice of such meeting shall be given not less than 10 nor more than 60 days before the date of the meeting, addressed to each shareholder at his/her address appearing on the books of the Corporation.
     Section 2. Special Meetings. Special meetings of the shareholders may be called by the Chairman of the Board or the President, or by the Secretary pursuant to a resolution or at the written direction of 75% of the members of the Board, or by the holders of not less than 10% of the outstanding shares of the Corporation. Special meetings may be held at such place as shall be specified in the notice thereof. Except as otherwise required by law or by the Articles of Incorporation, written notice of the time, place and purpose or purposes of every special meeting of shareholders shall be given not less than 10 nor more than 60 days before the date of the meeting, addressed to each shareholder at his/her address appearing on the books of the Corporation. At any special meeting only such business may be transacted that is related to the purpose or purposes set forth in the notice of the special meeting.
     Section 3. Record Date for Meetings and Other Purposes. For the purpose of determining the shareholders entitled to notice of or to vote at any meeting of shareholders, or to express consent to or dissent from any proposal without a meeting, or for the purpose of determining shareholders entitled to receive payment of any dividend or allotment of any right, or for the purpose of any other action, the Board shall fix, in advance, a date as the record date for any such determination of shareholders. Such date shall not be more than 70 days before the date of such meeting or other action.
     When a determination of shareholders of record entitled to notice of or to vote at any meeting of shareholders has been made as provided in this Section, such determination shall apply to any adjournment thereof; provided, however, that if a meeting is adjourned to a date more than 120 days from the original date of the meeting, the Board shall fix a new record date.
     When a meeting is adjourned to another time or place, it shall not be necessary to give notice of the adjourned meeting if the time and place to which the meeting is adjourned are announced at the meeting at which the adjournment is taken and at the adjourned meeting only such business may be transacted as might have been transacted at the original meeting.

     Section 4. Quorum for Meetings. Except as otherwise required by law or in the Articles of Incorporation, the holders of shares entitled to cast a majority of the votes present at a meeting of shareholders in person or by proxy shall constitute a quorum at such meeting for the transaction of business. The shareholders present in person or by proxy at a duly constituted meeting may continue to do business until adjournment, notwithstanding the withdrawal of enough shareholders to leave less than a quorum remaining present at the meeting.
     Whenever the holders of any class or series of shares are entitled to vote separately on a specified item of business, the provisions of this Section shall apply in determining the presence of a quorum of such class or series for the transaction of such specified item of business.
     Section 5. Presiding Officer and Secretary. At any meeting of the shareholders, if neither the Chairman of the Board, if there be one, nor the President nor a Vice President nor a person designated by the Board to preside at the meeting shall be present, the shareholders shall appoint a presiding officer for the meeting. If neither the Secretary nor an Assistant Secretary shall be present, the appointee of the person presiding at the meeting shall act as Secretary of the meeting.
     Section 6. Judge of Election. The Board may, in advance of any shareholders’ meeting, appoint one or three Judges of Election to act at the meeting or any adjournment thereof. If a Judge of Election is not so appointed, the person presiding at the shareholders’ meeting may, and on the request of any shareholder entitled to vote thereat shall, make such appointment. In case any person appointed as Judge of Election fails to appear or act, the vacancy may be filled by appointment made by the Board in advance of the meeting or at the meeting by the person presiding at the meeting. No person shall be elected a director at a meeting at which he has served as a Judge of Election.
     The Judge of Election shall determine the number of shares outstanding and the voting power of each, the shares represented at the meeting, the existence of a quorum, the validity and effect of proxies, and shall receive votes, hear and determine all challenges and questions arising in connection with the right to vote, count and tabulate all votes, determine the result, and do such acts as are proper to conduct the election or vote with fairness to all shareholders. If there are three Judges of Election the act of majority shall govern. On request of the person presiding at the meeting or any shareholder entitled to vote thereat, the Judge of Election shall make a report in writing of the determination as to any challenge, question or matter. Any such report shall be prima facie evidence of the facts therein stated, and shall be filed with the minutes of the meeting.
     Section 7. Voting. Whenever directors are to be elected by the shareholders, they shall be elected by a plurality of the votes cast in person or by proxy at the meeting of shareholders by the holders of shares entitled to vote for such directors.
     Whenever any action other than the election of directors is proposed to be taken by vote of the shareholders, except as otherwise expressly required by law, in the Articles of Incorporation or in these Bylaws, it shall be authorized by a majority of the votes cast in person or by proxy at the meeting of shareholders by the holders of shares entitled to vote thereon.
     Except as otherwise provided by the Articles of Incorporation, each shareholder of the Corporation entitled to vote on any matter at any meeting of shareholders shall be entitled to one vote for every such share standing in such shareholder’s name on the record date for the meeting.
     Elections of directors need not be by ballot unless required by vote of the shareholders before the voting for election of directors begins. Otherwise, the method of voting at any election of directors and upon any other matter before a meeting shall be determined at the discretion of the person presiding at the meeting.
     Section 8. Voting List. The Secretary of the Corporation, or other officers or agents designated by the Board, shall make a complete list of the shareholders entitled to vote at each meeting arranged in alphabetic order with the addresses and the number of shares held by each. The list shall be available for inspection at the principal executive offices of the Corporation by any shareholder during the Corporation’s regular business hours for not less than the ten day period immediately prior to the meeting and shall be produced and kept open at the meeting and shall be subject to inspection by any shareholder during the meeting.
     Section 9. Shareholder Proposals:
     (a) Shareholder Proposals Relating to Nominations for and Election of Directors:
          (1) A shareholder may nominate one or more candidates for election as a director at any meeting of shareholders at which directors are to be elected. Such nomination may only be made by notice in writing, delivered in person or by first class United States mail postage prepaid or by reputable overnight delivery service, to the Board to the attention of the Secretary of the Corporation at the principal office of the Corporation, within the time limits specified in this Section 9(a).
          (2) In the case of an annual meeting of shareholders, any such written nomination must be received by the Secretary of the Corporation not less than 90 calendar days nor more than 120 calendar days before the first anniversary of the date on which the Corporation first mailed its proxy statement to shareholders for the annual meeting of shareholders in the immediately preceding year; provided, however, that in the case of an annual meeting of shareholders that is called for a date that is not within 30 calendar days before or after the first anniversary date of the annual meeting of shareholders in the immediately preceding year, any such written proposal of nomination must be received by the Board within five business days after the earlier of the date the Corporation shall have mailed notice to its shareholders, issued a press release, filed a periodic report with the Securities and Exchange Commission (“SEC”) or otherwise publicly disseminated notice that an annual meeting of shareholders will be held.
          (3) In the case of a special meeting of shareholders, any such written nomination must be received by the Secretary of the Corporation within five business days after the earlier of the date that the Corporation shall have mailed notice to its shareholders, issued a press release, filed a periodic report with the SEC or otherwise publicly disseminated notice that a special meeting of shareholders will be held.
          (4) Such written nomination shall set forth (A) the name and address of the shareholder who intends to make the nomination (the “Nominating Shareholder”), (B) the name, age, business address and, if known, residence address of each person so proposed, (C) the principal occupation or employment for the past five years of each person so proposed, (D) the qualifications of the person so proposed, (E) the number of shares of capital stock of the Corporation beneficially owned within the meaning of SEC Rule 13d-3 by each person so proposed and the earliest date of acquisition of any such capital stock, (F) a description of any arrangement or understanding between each person so proposed and the Nominating Shareholder with respect to such person’s nomination and election as a director and actions to be proposed or taken by such person as a director, (G) the written consent of each person so proposed to serve as a director if nominated and elected as a director and (H) such other information regarding each such person as would be required under the proxy solicitation rules of the SEC if proxies were to be solicited for the election as a director of each person so nominated.
          (5) If a written nomination submitted to the Secretary of the Corporation fails, in the reasonable judgment of the Board or the Nominating and Corporate Governance Committee of the Board, to contain the information specified in clause four (4) or is otherwise deficient, the Secretary shall, as promptly as is practicable under the circumstances, provide written notice to the Nominating Shareholder of such failure or deficiency in the written nomination and such Nominating Shareholder shall have five business days from receipt of such notice to submit a revised written proposal of nomination that corrects such failure or deficiency in all material respects.
          (6) Nominations by a shareholder of candidates for election to the Board by shareholders may be made only if the shareholder complies with the procedures of this Section 9(a), and any candidate proposed by a shareholder not nominated in accordance with such provisions shall not be considered or acted upon for election as a director at such meeting of shareholders.
     (b) Shareholder Proposals Relating to Matters Other Than Nominations for and Elections of Directors:
          (1) A shareholder of the Corporation may bring a matter, other than a nomination of a candidate for election as a director, which is covered by subsection (a) of this Section 9 (a “Shareholder Matter”) before a meeting of shareholders only if (A) such Shareholder Matter is a proper matter for shareholder action and such shareholder shall have provided notice in writing, delivered in person or by first class United States mail postage prepaid or by reputable overnight delivery service, to the Board of the Corporation to the attention of the Secretary of the Corporation at the principal office of the Corporation, within the time limits specified in this Section 9(b) or (B) the shareholder complies with the provisions of Rule 14a-8 of the SEC under the Securities Exchange Act of 1934, including timeliness, relating to inclusion of shareholder proposals in the Company’s proxy statement.
          (2) In the case of an annual meeting of shareholders, any such written notice of presentation of a Shareholder Matter must be received by the Board not less than 90 calendar days nor more than 120 calendar days before the first anniversary of the date on which the Corporation first mailed its proxy statement to shareholders for the annual meeting of shareholders in the immediately preceding year; provided, however, that in the case of an annual meeting of shareholders that is called for a date that is not within 30 calendar days before or after the first anniversary date of the annual meeting of shareholders in the immediately preceding year, any such written notice of presentation of a Shareholder Matter must be received by the Secretary of the Corporation within five business days after the earlier of the date the Corporation shall have mailed notice to its shareholders, issued a press release, filed a periodic report with the SEC or otherwise publicly disseminated notice that an annual meeting of shareholders will be held.
          (3) In the case of a special meeting of shareholders, any such written notice of presentation of a Shareholder Matter must be received by the Secretary of the Corporation within five business days after the earlier of the date the Corporation shall have mailed notice to its shareholders, issued a press release, filed a periodic report with the SEC or otherwise publicly disseminated notice that a special meeting of shareholders will be held.
          (4) Such written notice of presentation of a matter shall set forth information regarding such Shareholder Matter equivalent to the information regarding such Shareholder Matter that would be required under the proxy solicitation rules of the SEC if proxies were solicited for shareholder consideration of such matter at a meeting of shareholders.
          (5) If a written notice of presentation of a matter submitted to the Board fails, in the reasonable judgment of the Board, to contain the information specified in clause four (4) hereof or is otherwise deficient, the Secretary of the Corporation shall, as promptly as is practicable under the circumstances, provide written notice to the shareholder who submitted the written notice of presentation of a Shareholder Matter of such failure or deficiency in the written notice of presentation of a matter and such shareholder shall have five business days from receipt of such notice to submit a revised written notice of presentation of a Shareholder Matter that corrects such failure or deficiency in all material respects.
          (6) Only Shareholder Matters submitted in accordance with the foregoing provisions of this Section 9(b) shall be eligible for presentation at such meeting of shareholders, and any Shareholder Matter not submitted to the Board in accordance with such provisions shall not be considered or acted upon at such meeting of shareholders.
ARTICLE II
Board of Directors
     Section 1. Powers. The business and affairs of the Corporation shall be managed by its Board of Directors (herein referred to as the “Board”).
     Section 2. Number and Qualification of Directors. The entire Board shall consist of that number of directors, not less than five nor more than 25, as shall from time to time be prescribed by the Board. Directors shall be at least 21 years of age but need not be United States citizens, residents of Florida nor shareholders of the Corporation.
     Section 3. Classification of Directors. The Board shall be divided into three classes, designated Class I, Class II and Class III. Each class shall consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire Board.
     At each annual meeting of the shareholders, successors to the class of directors whose term expires at the annual meeting shall be elected for a three-year term so that the term of office of one class of directors shall expire each year. Except as provided in Section 6, a director shall hold office until the annual meeting for the year in which his term expires and until his successor shall be elected and takes office subject, however, to prior death, resignation, retirement, disqualification or removal from office.
     Section 4. Nomination of Directors. Prior to each annual meeting, and subject to the power accorded to it under Section 2 of this Article, the Board shall nominate candidates to succeed the directors of the class whose terms will expire at such meeting and shall disclose the identity and credentials of such nominees to the shareholders by means of a proxy statement filed and disseminated pursuant to Regulation 14A adopted under the Securities Exchange Act of 1934 (or any successor regulation or statute).
     Section 5. Term of Directors. Each director shall hold office for the term for which he/she is elected and thereafter until his/her successor is duly elected and takes office or until his/her earlier death, resignation, retirement, disqualification or removal.

     Section 6. Vacancies and Newly Created Directorships. Any vacancy occurring in the Board, however caused (including any vacancy created as a result of any increase in the number of directors) may be filled by the affirmative vote of a majority of the incumbent directors or by a sole remaining director. If one or more directors shall resign from the Board effective at a future date, a majority of directors then in office, including the director or those directors who have so resigned, shall have the power to fill such vacancy or vacancies, to take effect when such resignation or resignations shall become effective.
     If the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any additional director of any class elected to fill a vacancy resulting from an increase in such class shall hold office until the next annual meeting of shareholders, but in no case will a decrease in the number of directors shorten the term of any incumbent director.
     Section 7. Resignations. Any director may resign by written notice delivered to the Secretary. A resignation shall be effective upon receipt or at such subsequent time as shall be specified in the notice of resignation.
     Section 8. Meetings. Meetings of the Board, regular or special, may be held at any place as the Board from time to time may fix or as shall be specified in the respective notice or waivers of notice thereof. An annual meeting of the Board for the appointment of officers shall be held on the day on which the annual meeting of the shareholders shall have been held, or as soon after the holding of such meeting of shareholders as is practicable. The Board may fix times and places for regular meetings of the Board and no notice of such meetings need be given. Special meetings of the Board shall be held whenever called by the Chairman of the Board, if there be one, the President or a majority of the members of the Board. Notice of each such meeting shall be given by the Secretary or the person calling the meeting to each director either personally or by mailing the same not later than the second day before the meeting, or by facsimile transmission, e-mail, telegraphing, cabling, telephoning or personal delivery or communication of same no later than the day before the meeting. Notice of a meeting need not be given to any director who signs a waiver of notice whether before or after the meeting, or who attends the meeting without protesting prior to the conclusion of the meeting the lack of notice to such director. Neither the business to be transacted at, nor the purpose of, any meeting of the Board need be specified in the notice or waiver of notice of such meeting. Notice of an adjourned meeting need not be given if the time and place are fixed at the meeting adjourning and if the period of adjournment does not exceed ten days in any one adjournment.
     Section 9. Committees of the Board.
     (a) The Board, by resolution adopted by a majority of the entire Board, shall appoint from among its members an Audit Committee, a Nominating and Corporate Governance Committee and a Compensation Committee, and may appoint an Executive Committee and one or more other committees, each of which shall have at least three members.
     (b) The Executive Committee, if so created, shall have and may exercise all the powers and authority of the Board between meetings of the Board except as limited by applicable law or by the Board.
     (c) The Audit Committee shall have those purposes and responsibilities assigned to it under the Audit Committee Charter adopted by the Board. The members of the Audit Committee shall satisfy the applicable Audit Committee membership, qualification and composition requirements established by the SEC, the Federal Deposit Insurance Corporation and the New York Stock Exchange.
     (d) The Nominating and Corporate Governance Committee shall have those purposes and responsibilities assigned to it under the Nominating and Corporate Governance Committee Charter adopted by the Board. The members of the Nominating and Corporate Governance Committee shall satisfy the applicable Nominating and Corporate Governance Committee membership, qualification and composition requirements established by the SEC, the Federal Deposit Insurance Corporation and the New York Stock Exchange.
     (e) The Compensation Committee shall have those purposes and responsibilities assigned to it under the Compensation Committee Charter adopted by the Board. The members of the Compensation Committee shall satisfy the applicable Compensation Committee membership, qualification and composition requirements established by the SEC, the Federal Deposit Insurance Corporation and the New York Stock Exchange.
     (f) The Board, by resolution adopted by a majority of the entire Board, may:
(i)	Fill any vacancy in any such committee;

(ii)	Appoint one or more directors to serve as alternate members of any such committee or to act in the absence or disability of members of any such committee with all the powers of such absent or disabled members; and

(iii)	Remove any director from membership on such committee at any time, with or without cause.
     (g) Actions taken at a meeting of each committee shall be kept in a record of its proceedings which shall be reported to the Board at its next meeting following each committee meeting.
     Section 10. Notices and Meetings of Committees. Meetings of any committee of the Board, regular or special, may be held at any place as such committee from time to time may fix or as shall be specified in the respective notice or waivers of notice thereof, but no notice of regular meetings need be given. Notice of such special meeting shall be given to each member of such committee in the manner specified in Section 8 of this Article II. Notice of the meeting need not be given to any member who signs a waiver of notice whether before or after the meeting, or who attends the meeting without protesting prior to the conclusion of the meeting the lack of notice to him. Neither the business to be transacted at, nor the purposes of, any meeting of a committee need be specified in the notice or waiver of notice of such meeting.
     Section 11. Quorum and Actions by Committee. A majority of each committee shall constitute a quorum for the transaction of business. The act of the majority of the members present at a meeting at which a quorum is present shall be the act of any such committee. Each committee shall have and may exercise such authority to the extent provided by these Bylaws or such committee’s charter or in the resolution creating such committee.
     Section 12. Resignations from Committees. Any member of a committee may resign by written notice to the Secretary. A resignation shall be effective upon receipt thereof by the Secretary of the Board or at such subsequent time as shall be specified in the notice of resignation.

     Section 13. Compensation of Directors. The Board, by the affirmative vote of a majority of directors in office and irrespective of any personal interest of any of them, may establish reasonable compensation of directors for services to the Corporation and its subsidiaries as directors and as members of any committee of the Board of the Corporation and its subsidiaries.
     Section 14. Quorum. Unless otherwise provided by law, the Articles of Incorporation or these Bylaws, a majority of the directors in office shall constitute a quorum for the transaction of business and the acts of the majority of the directors present and voting at a meeting at which a quorum is present, shall be the acts of the Board.
     Section 15. Action of Board or Committees Without a Meeting. Any action required or permitted to be taken pursuant to authorization voted at a meeting of the Board or any committee thereof may be taken without a meeting if, prior or subsequent to such action, all members of the Board or of such committee, as the case any be, consent thereto in writing and such written consent is filed with the minutes of the proceedings of the Board or such committee. Any such actions shall be reported to the Board at the next meeting following such action.
     Section 16. Action of Board or Committees by Telephone Conference. Directors may participate in meetings of the Board or committees of the Board by means of conference telephone or other similar communications equipment by means of which all persons participating in the meeting can hear each other.
     Section 17. Director’s Liability. To the fullest extent permitted by law, no director of the Corporation shall be personally liable for monetary damages for any action taken or any failure to take any action.
ARTICLE III
Officers and Employees
     Section 1. Chairman of the Board. The Board may appoint one of its members to be Chairman of the Board to serve at the pleasure of the Board. The duties of the Chairman shall be to preside at all meetings of the Board and to provide a proposed agenda for all such meetings. The Chairman shall also have and may exercise such further powers and duties as from time to time may be determined by the Board.
     Section 2. President. The Board shall appoint one of its members to be President of the Corporation. In the absence of the Chairman, the President shall preside at all meetings of the Board. The President shall also have and may exercise such further powers and duties as from time to time may be determined by the Board.
     Section 3. Chief Executive Officer. The Board shall appoint a Chief Executive Officer. The Chief Executive Officer shall have and may exercise all the powers and duties pertaining, by law, regulation or practice, to the position of Chief Executive Officer and shall have and may exercise such further powers and duties as from time to time may be determined by the Board.
     Section 4. Vice Presidents. The Board may appoint one or more Vice Presidents, with or without designation as Executive Vice President, Senior Vice President or other title differentiation as it deems appropriate. Each Vice President shall have and may exercise any and all powers and duties which may be determined by the Board or the Chief Executive Officer. One Vice President may be designated by the Board, in the absence of the President, to perform all the duties of the President.

     Section 5. Secretary. The Board shall appoint a Secretary, who shall be Secretary of the Board and of the Corporation, and shall keep accurate records of all proceedings of the Board and of the shareholders. The Secretary shall attend to the giving of all notices required by these Bylaws to be given, shall be custodian of the corporate seal and shall have and may exercise any and all other powers and duties pertaining, by law, regulation or practice, to the office of Secretary. The Secretary shall also have and may exercise such other powers and duties as may be determined by the Board, the Chairman of the Board, the President or the Chief Executive Officer.
     Section 6. Treasurer. The Board shall appoint a Treasurer who shall have charge of all funds and securities of the Corporation. The Treasurer shall have and may exercise any and all other powers and duties pertaining, by law, regulation or practice, to the office of Treasurer. The Treasurer shall also have and may exercise such other powers and duties as may be determined by the Board the President or the Chief Executive Officer.
     Section 7. Election and Term of Office. Except for filling officer vacancies or officer positions established after the Annual Meeting, which shall be filled by the Chief Executive Officer unless the Board shall otherwise fill the vacancy, all Executive and Senior Vice Presidents and other officers of the Corporation whose responsibilities include participation in major policymaking decisions shall be elected or appointed by the Board annually. All Vice Presidents, Assistant Vice Presidents and other officers who do not participate in major policymaking decisions of the Corporation shall be appointed by the Chief Executive Officer. If the election of Officers shall not be held as provided herein, such election shall be held as soon thereafter as conveniently may be. Each Officer shall hold office until a successor shall have been duly elected and takes office or until the expiration of such Officer’s term in office if elected or appointed for a specified period of time, or until his or her earlier death, retirement, termination, resignation or removal.
ARTICLE IV
Shares of the Corporation
     Section 1. Certificates for Shares. Each certificate representing any share of the stock of any class shall be signed in the name of the Corporation by the Chairman or President or any Vice President, and the Treasurer or an Assistant Treasurer or Secretary or an Assistant Secretary, or any other officer appointed by the Board for that purpose to be known as an Authorized Officer. Any of said signatures may be engraved, printed, impressed or placed on certificates by facsimile process. Certificates may be sealed with the seal of the Corporation or a facsimile thereof and shall contain such information as is required by law to be stated thereon. Certificates may be countersigned by a transfer agent or registrar who is not an officer or employee of the Corporation. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon such certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if he were such officer, transfer agent or registrar at the date of its issue.
     Section 2. Uncertificated Shares. Any or all classes and series of shares, or any portion thereof, may be declared uncertificated shares, except that no share that is represented by a certificate shall be deemed uncertificated until the certificate representing that share is surrendered to the Corporation. Within a reasonable time after the issuance or transfer of uncertificated shares, the Corporation shall send to the registered owner of the share a written notice containing such information as is required by law. Except as otherwise expressly provided by law, the rights and obligations of holders of uncertificated shares of a class or series shall be identical to the rights and obligations of holders of certificated shares of that same class or series.

     Section 3. Transfer Agents and Registrars. The Board may appoint one or more transfer agents and one or more registrars with respect to the certificates representing shares of stock of the Corporation, and may require all such certificates to bear the signature of either or both.
     Section 4. Record of Shareholders. The Corporation shall keep at its registered office in the State of Florida, or at the office of its transfer agent, a record containing the names and addresses of all shareholders, the number, class and series of shares held by each and the dates when they respectively became the owners of record thereof. The Corporation shall be entitled to treat the persons in whose names shares stand on the record of shareholders as owners thereof for all purposes.
     Section 5. Lost, Destroyed or Mutilated Certificates. The holder of any shares of the Corporation shall as promptly as is practicable notify the Corporation of any loss, destruction or mutilation of the certificate or certificates issued for such shares. The Corporation may cause a new certificate or certificates to be issued to such holder, in case of mutilation upon the surrender of the mutilated certificate, or in case of loss or destruction upon satisfactory proof of such loss or destruction and the deposit of a bond in such form and in such sum, and with such surety or sureties, as may be required pursuant to such policies as may be adopted by the Board.
ARTICLE V
Miscellaneous
     Section 1. Seal. The seal of the Corporation shall be in such form as may be approved from time to time by the Board. The Corporation may use the seal by causing it or a facsimile to be affixed or impressed or reproduced in any manner.
     Section 2. Signing Authority. The Chairman of the Board, the Chief Executive Officer, the President, the Chief Financial Officer, the Treasurer, the Secretary or any Vice President of the Corporation shall have full power and authority, in the name and on behalf of the Corporation, under the seal of the Corporation or otherwise, to execute, acknowledge, verify and deliver any and all checks, notes, drafts, acceptances, bills of exchange and other orders or obligations to pay money, agreements, instruments, indentures, mortgages, deeds, conveyances, transfers, certificates, declarations, receipts, discharges, releases, satisfactions, settlements, petitions, schedules, accounts, affidavits, bonds, undertakings, proxies and other instruments or documents, all as may be incidental or related to the operation of the Corporation and subject to such limitations or restrictions of the scope of authority as the Board, the President or the Chief Executive Officer may impose. Any such agreement, instrument or document may also be executed, acknowledged and delivered in the name and on behalf of the Corporation, under seal of the Corporation or otherwise, by such other officers, employees or agents of the Corporation as the Board, the President or Chief Executive Officer, or their delegate may from time to time authorize. In each such case, the authority so conferred shall be subject to such limitations as the Board, the President or the Chief Executive Officer of the delegate may impose. Any officer, employee or agent authorized hereunder to execute, acknowledge and deliver any such agreement, instrument or document is also authorized to cause the Secretary, any Assistant Secretary or any other authorized person to affix the seal of the Corporation thereto and to attest it. The provisions of this Section are supplementary to any other provision of these Bylaws.
     Section 3. Fiscal Year. The fiscal year of the Corporation shall be the calendar year.
     Section 4. Offices. The registered office of the Corporation in Florida shall be established from time to time by the Board, and a record of any change to the registered office shall be duly filed with the State of Florida in the manner provided by law. The Corporation may also have offices at such other places as the Board may from time to time determine or as the business of the Corporation may require.
     Section 5. Subsidiaries Proxy. The Chief Executive Officer has the authority to act as the Corporation’s proxy in voting the shares of the Corporation’s wholly owned subsidiaries for purposes of electing the boards of directors of such subsidiaries.
     Section 6. Exceptions to Requirement for Notice.
     (a) Whenever any notice or communication is required to be given to any person under these Bylaws or otherwise and the proper officers have determined that the giving of such notice or communication to that person is then unlawful, the giving of the notice of communication to that person shall not be required notwithstanding any other provision contained herein to the contrary.
     (b) Notices or other communications shall not be sent, unless otherwise directed by the Board, to any shareholder with whom the Corporation has been unable to communicate for more than 24 consecutive months because communications to the shareholder are returned unclaimed or the shareholder has otherwise failed to provide the Corporation with a current address. Whenever the shareholder provides the Corporation with a current address, the Corporation shall commence sending notices and other communications to the shareholder in the same manner as to other shareholders.
ARTICLE VI
Amendments
     These Bylaws may be altered or repealed and new Bylaws may be adopted by the affirmative vote of at least 75% of the members of the Board or by the affirmative vote of the holders of at least 75% of the outstanding stock entitled to vote thereon.